EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on this Schedule 13D, dated February 20, 2004, with respect to Class A Common Stock of Johnson Outdoors Inc., a Wisconsin corporation, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other person, except to the extent that he or she knows or has reason to believe that such information is inaccurate.

         This Joint Filing Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned have each executed this Joint Filing Agreement as of this 20th day of February, 2004.


                                                /s/ Samuel C. Johnson
                                                --------------------------------
                                                Samuel C. Johnson



                                                /s/ Helen P. Johnson-Leipold
                                                --------------------------------
                                                Helen P. Johnson-Leipold